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                         CNA SURETY CORPORATION        ANALYST CONTACT:
                         CNA Plaza                     John Heneghan
                         Chicago  IL  60685            312-822-1908
                                                       jsheneghan@cnasurety.com

[CNA SURETY LOGO]                                      MEDIA CONTACT:
                                                       Doreen Lubeck
                                                       773-583-4331




                                                FOR IMMEDIATE RELEASE




                     CNA SURETY ANNOUNCES QUARTERLY DIVIDEND




          CHICAGO, August 14, 2001 -- CNA Surety Corporation (NYSE:SUR) today announced that its Board of Directors has declared a quarterly cash dividend of $0.15 per common share payable to all holders of record as of September 14, 2001. The dividend will be paid on October 1, 2001.

          Also, CNA Surety announced that Joe P. Kirby resigned as a director effective August 14, 2001. The Board of Directors elected Peter W. Wilson as chairman of the Company's Board of Directors replacing Thomas F. Taylor who announced his intention to resign as a director of the Company in May, 2001. They also elected Robert V. Deutsch as a director to replace Mr. Kirby. Mr. Deutsch is executive vice president and chief financial officer for the insurance company subsidiaries of CNA Financial Corporation. Mr. Wilson, also an executive vice president for the insurance company subsidiaries of CNA Financial Corporation, heads the group's Global Specialty Lines.

          CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiaries, Western Surety Company and Universal Surety of America, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 37,000 independent agencies.

          CNA is a registered service mark and trade name of CNA Financial Corporation.



"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company's accounting policies, and other risks detailed in CNA Surety Corporation's Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.



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